Exhibit 99.1(a)
Q1 2020 Earnings Prepared Comments
Abe Paul, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation first quarter 2020 earnings prepared comments. The Celanese Corporation first quarter 2020 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chairman of the Board and Chief Executive Officer
The current global pandemic has disrupted everyday life and presented unprecedented challenges to our customers, our businesses, and our employees. I would like to thank our Celanese employees who have overcome these significant hurdles. As a result of their efforts, today we reported solid first quarter adjusted earnings per share of $2.29 and free cash flow of $135 million. During the quarter, we also returned $224 million to shareholders through $150 million in share repurchases and $74 million in dividends.

The safety and well-being of our employees remains our first priority during this pandemic and we are closely monitoring developments around the world. The vast majority of our corporate and sales offices throughout the world, including our Dallas headquarters, are currently closed as our employees work remotely. Our manufacturing operations have been deemed essential in most jurisdictions and we continue to operate to match demand with essential on-site employees exercising social distancing and appropriate hygiene procedures globally.
We estimate the impact of COVID-19 on our first quarter adjusted EBIT across our businesses was $25 to $30 million. The primary challenges encountered were a result of immediate actions in China in February and March to stem the spread of the virus. Demand activity was reduced several weeks beyond the typical Chinese New Year and further limited by logistics availability into March. The impact of COVID-19 on our businesses in the Western Hemisphere was very limited in the first quarter.
Engineered Materials delivered its strongest performance in the last year with first quarter adjusted EBIT of $165 million, an increase of $29 million over last quarter. Net sales expanded to $563 million, driven by sequential volume growth of 4 percent and stable pricing. Due to Chinese New Year and the sweeping response to COVID-19 in China, we experienced sequential revenue declines in most application areas in Asia. Our teams offset this impact with sequential high-single digit volume growth in the Western Hemisphere across most end markets, led by volume ramp up from recent project wins in auto and electronics. Additionally, our medical and food and beverage end markets showed continued resiliency globally with sequential sales growth. As a result, we were able to limit the direct impact of COVID-19 on our first quarter adjusted EBIT to between $10 and $15 million, including the estimated impact on our affiliates. The business recorded adjusted EBIT margins that expanded sequentially by over 400 basis points to 29.3 percent, due to sustained pricing levels amid lower raw material costs and incremental contributions from affiliate earnings. Finally, we were successful in meeting our project pipeline targets despite travel and collaboration restrictions during most of the quarter.

The Acetyl Chain delivered first quarter adjusted EBIT of $139 million, solid performance considering normal seasonality, the impact of COVID-19, and the turnaround of the methanol unit at Clear Lake. Chinese acetic acid pricing declined sequentially by 12 percent, falling to below $300 per ton, close to where it remains today. Significant declines in domestic demand, lower levels of export activity, and continued weakness in underlying raw material prices prevented the expected rebound in late first quarter pricing. In anticipation of these dynamics, our teams flexed our regional optionality to place 17 percent less sequential acid tonnage in the Chinese market and diverted 27 percent more acid to the Western Hemisphere. Additionally, we continued to exercise our derivatization strategy, placing 8 percent more tonnage downstream in VAM versus the fourth quarter. While our Nanjing facility continued to operate uninterrupted, the shutdown of infrastructure in China presented significant logistical challenges. Our teams were successful in limiting the direct impact of COVID-19 in the quarter to approximately $15 million by leveraging our logistics flexibility and our commercial networks. Finally, our teams completed the inaugural turnaround of our joint venture methanol facility at Clear Lake, a four year event, at the cost of approximately $15 million to Celanese.
Acetate Tow recorded adjusted EBIT of $67 million in the quarter, in line with run-rate earnings levels over the last two years. Volume declined sequentially, primarily due to the anticipated end of a contract to supply acetate flake to China. Dividends from Chinese affiliates were $13 million higher than the previous quarter, primarily due to timing.
In the second quarter, we expect the full declines in consumer demand, particularly in the Western Hemisphere, to work through relevant value chains. In Engineered Materials, our most impacted end markets reflect a drop-off in big ticket discretionary spending among consumers for items like automobiles, electronics, and appliances. Other application areas including food and beverage, medical, pharma, and 5G infrastructure are holding up well. At this stage, we are preparing for a drop in second quarter demand in Engineered Materials of approximately 25 to 35 percent from the first quarter. This estimate is inclusive of an expected backlog of existing projects that will be held up at the testing and production qualification stage as many of our customers’ labs and facilities are now running on a limited basis. We are extending our own design, testing, and processing know-how and capabilities to many customers to help resolve current limitations in their product development programs. Our teams continue to bolster our sales mix, winning differentiated business that will allow us to maintain pricing despite sequentially lower raw material costs, and offset some of the volume headwind in the second quarter. Finally, the business expects approximately $25 million in second quarter turnaround costs, primarily associated with the Bishop, Texas facility.
In the Acetyl Chain, we benefit from a highly diversified set of end-uses with less exposure, relative to others in the industry, to end markets that are more acutely impacted by COVID-19, like automotive. At the same time, we are seeing resiliency and even growth in some applications where our products are used including water bottles, packaging, hygiene products, disinfectants, pharma, and cigarettes. As a result, we anticipate second quarter demand for the Acetyl Chain will be down 15 to 25 percent sequentially amid a continuation of historically low pricing. We are closely monitoring the actions of acetic acid producers in China, whose utilization currently stands at sub-70 percent, in response to lower sequential demand across the globe. Additionally, we are watching developments in global oil markets that continue to present a deflationary backdrop for our business. Depending on movements in oil prices, we will dynamically flex our production between Nanjing and Singapore, with Singapore having a relative advantage in a low oil price environment. Additionally, we will continue to exercise our derivatization optionality to capture stronger margins in downstream products in the second quarter.
Acetate Tow demand remains resilient and is not materially impacted by COVID-19. In a majority of countries, cigarette outlets and production have been deemed as essential. We expect Acetate Tow to deliver robust 2020 cash generation and adjusted EBIT in line with last year.
While the ultimate scale and duration of the impact of COVID-19 on our businesses are still evolving, it is clear from what we can see today that previously provided guidance of 2020 adjusted earnings per share approaching $11 is unlikely in this environment. The basis for that guidance, a 2020 demand environment in line with the first three quarters of 2019, is no longer realistic. Based on the April order book and our estimates for demand declines in the second quarter, we anticipate that the sequential earnings deterioration in Engineered Materials will be about twice the level of the Acetyl Chain.
The current demand backdrop is the most challenging we have seen in over a decade. The current downturn is different than the recession of 2008-2009, primarily because we are not facing a true peak-to-trough reset following the already challenging demand landscape in 2019. Regardless, we are better positioned than ever before to meet the current macro challenges as a result of deliberate work, over many years, to improve our businesses and strengthen our balance sheet. Let me highlight a few ways we are leaner, more diversified, and financially stronger:

•	Our sales today are more regionally diverse. In 2019, the Americas, Europe, and Asia represented 34, 38, and 28 percent of sales, respectively.

•	Our Engineered Materials product portfolio today includes approximately 20 different polymers and has doubled in the last 5 years.

•	Our energy cost per ton of production has declined by over 30 percent in the last decade driven by continuous improvements across all businesses in usage rates and sourcing over that period.

•	We are running the Acetyl Chain as an integrated business and have extended both ends of the chain with methanol, carbon monoxide, and redispersible powders.

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Our businesses have significantly more diversified end-market exposure. As an example, today automotive represents a third of sales in Engineered Materials versus approximately 50 percent in past years.

•	Our most resilient end-markets including medical, pharma, and food and beverage represent a larger percentage of sales. Since 2009, our Engineered Materials medical business has tripled in size.

•	Over the last decade we have reduced our fixed cost intensity in the Acetyl Chain by reducing the total number of production facilities by eight while still manufacturing equivalent volumes globally.

•	We have implemented unique business models in Engineered Materials and the Acetyl Chain that run on a project pipeline and network activations, respectively, to drive differentiated performance.

•	Our SG&A costs in 2019 were 11 percent lower than they were at the start of the last downtown in 2008, before adjusting for inflation.

•	Despite equity market losses and historically low interest rates, the Celanese US defined benefit pension plan remains fully funded as of the end of the first quarter, requiring no cash infusion.

•	Celanese currently has an investment-grade credit rating. Our 2019 interest expense of $115 million was approximately half what it was a decade ago, despite higher debt levels today.

•	We have improved the sustainable effective and cash tax rates over the last decade and our ability to efficiently deploy and access our global cash to fund operations and growth opportunities.
The culture at Celanese has always been one of action. We have overcome many significant obstacles in our history. To minimize the impact of the challenges we face today, we are decisively taking further controllable actions to maximize our free cash flow generation in what will be an abnormally low demand environment.
Last quarter, I outlined our 2020 productivity target to drive approximately $200 million of gross savings. In the first quarter, our teams successfully completed projects that get us a third of the way there. In addition to the $200 million, we are also working on one-time cost savings of $30 to $40 million through travel reductions, manufacturing costs, and other corporate function expense.
As part of these one-time savings, we are leveraging our manufacturing flexibility to temporarily reoptimize utilization of our global production network to align with expected demand softness in the second quarter and potentially beyond. We have selectively paused production at certain facilities or parts of facilities, impacting primarily Engineered Materials, but also the Acetyl Chain. As a result, we will reduce certain fixed costs associated with running those facilities, namely energy, maintenance, and supplies. We retain full flexibility to quickly restart production when needed and the facilities currently operating can produce the breadth of our product portfolio to continue meeting our customers’ needs.
Additionally, we have extended the duration of several second quarter turnarounds including our Bishop and Nanjing facilities. Additional time will allow us to manage better the influx of contractors on site in a highly precautionary manner. Total turnaround costs are unchanged from prior guidance as savings from reduced overtime will offset additional costs to maintain the safety of the workers on site.
As a result of our production network actions, we will heavily utilize existing inventory to meet customer demand in the second quarter. We also continue to progress with several ongoing initiatives across regions to optimize our working capital needs. As the net result, we expect working capital will now contribute between $150 and $250 million in additional cash flow in 2020, versus our prior expectation of a neutral impact from working capital.
We recently completed our quarterly reassessment of all capital projects. In light of current dynamics, we have heavily prioritized productivity-based projects with near-term benefits, resulting in a reduction in 2020 capex from previous guidance of $500 million to less than $350 million.
Included in this revised capex guidance are adjustments to three key organic projects. First, the construction of a new acetic acid production unit at Clear Lake, as part of our global acetic acid reconfiguration, will be deferred by approximately 18 months, and is now expected to be complete by the middle of 2023. Engineering is complete and next steps for that project will continue at a reduced pace. Second, the associated incremental expansion of our JV methanol production unit at Clear Lake will also be deferred by approximately 18 months. Third, we have decided that further localization of Engineered Materials production in China, which I discussed last quarter, will proceed at an incremental scale for the time being. Additional capacity to meet local demand will be added, when needed, to existing Celanese sites in China. Decisions regarding the need for larger scale expansions in China have been deferred.
The actions I have outlined for productivity, working capital, and capex will contribute $300 to $400 million to our free cash flow in 2020. We are working to further position ourselves to maximize free cash flow despite significant unanticipated demand headwinds impacting Engineered Materials and the Acetyl Chain. We expect Acetate Tow to remain an exceptionally resilient generator of cash flow in this environment.
The Company benefits from tremendous balance sheet strength, liquidity, and financial flexibility today. We will remain prudent and balanced in deploying our capital in order to maintain full financial flexibility in this environment. We remain committed to our current cash dividend and will continue to generate more than adequate cash to support it. We maintain a robust pipeline of M&A targets and remain fully prepared should current dynamics incentivize new interest on the part of external parties as well as our JV partners. Our consideration of potential M&A deals, large or small, remains active and exceptionally disciplined in this environment.
In summary, our culture at Celanese has long been marked by a resolve to perform in any environment. Our teams are taking deliberate actions across the organization that will allow us to maximize our earnings and free cash flow in what will be a very challenging quarter and year. I have full confidence in our preparation and the ability of our organization to weather this difficult environment. Our culture, business models, and balance sheet will ultimately be stronger because of these challenges as we position ourselves to deliver robust growth in the future.

Scott Richardson, Celanese Corporation, Chief Financial Officer
In light of economic uncertainty, we continue to focus on maximizing cash generation and maintaining the flexibility of a strong balance sheet and ample liquidity.
The strength of our cash generation begins with resilient performance in all three business segments this past quarter. For the quarter, operating cash flow was $259 million and free cash flow was $135 million, in line with the historical average for the last several years.
Amid a challenging demand landscape, Lori outlined concrete actions we are taking that will generate $300 to $400 million in incremental free cash flow. That is sufficient cash based on our 2020 outlook to offset the impact of adjusted EBIT declines of up to approximately 40 percent in the Acetyl Chain and Engineered Materials for the remainder of the year versus 2019 levels. Because of current demand uncertainty, we are still working to do more.
The effective tax rate for the first quarter of 2020 was 22 percent compared to 12 percent in the first quarter of last year, primarily due to the impact of functional currency differences in offshore jurisdictions and changes in the jurisdictional mix of earnings. The tax rate for adjusted earnings per share was 13 percent in the quarter, unchanged from the full year 2019 adjusted tax rate. We anticipate additional cash flow relief of $40 to $50 million due to global tax relief provisions.
As Lori mentioned, we remain disciplined in considering all capital deployment opportunities. In the first quarter capex was $119 million, and we have reduced our prior guidance of capex to now less than $350 million for the full year, prioritizing those projects that continue to drive productivity for us in the near term.
At the beginning of April, we closed the acquisition of Elotex, a very modestly sized bolt-on acquisition that will drive further derivatization optionality in the Acetyl Chain. Looking forward, while we maintain a robust pipeline of targets, the actionability of most acquisitions in this environment will be more challenging.
In the quarter, we returned $224 million to shareholders, consisting of share repurchases of $150 million and dividend payments of $74 million. We remain fully committed to our current cash dividend. Because of the uncertainty ahead, we will look to maintain current liquidity levels before deploying any discretionary free cash flow to share repurchases.
Our business performance and disciplined approach to capital allocation over the last decade has improved the health of our balance sheet and our financial flexibility. We currently maintain a stable investment-grade credit rating and have no long-term debt maturities until the middle of 2021. Furthermore, the Celanese US defined benefit pension plan remains, and is expected to remain, fully funded.
We maintain wide access to credit markets and ample liquidity. In the first quarter, we completed US dollar-denominated bilateral term loans totaling $300 million at 85 basis points above LIBOR, further strengthening our liquidity position. Today, our total liquidity stands at approximately $1.5 billion in cash and current availability on our $1.25 billion revolving credit facility. This level of liquidity reflects all capital outlays to date, including the recently closed Elotex acquisition. We believe this is the appropriate level of liquidity in the current environment and are targeting to maintain this level in our capital deployment considerations for the foreseeable future.
We remain committed to ensuring we have the necessary financial wherewithal to persevere in the short-term and continue to be opportunistic in the mid- to long-term to drive shareholder value.
This concludes our prepared remarks. We look forward to discussing our first quarter results and addressing your questions.

Forward-Looking Statements
These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, performance, capital expenditures, financing needs, and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.
The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the duration and scope of the outbreak; governmental, business and individual actions that have been and continue to be taken in response to the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures, and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory and product testing, experiments and operations, staffing shortages, travel limitations, cyber security and data accessibility, or communication or mass transit disruptions, any of which could adversely impact our business operations or delay necessary interactions with local regulators, manufacturing sites and other important agencies and contractors; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material economic downturn results in increased indebtedness or substantially lower EBITDA.
Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measures used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.

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